EXHIBIT 15.1

True Leaf Announces Annual Meeting of Shareholders

VERNON, British Columbia, Sept. 04, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a plant-forward wellness brand for people and their pets, today announced that it will hold its 2018 Annual Meeting of Shareholders on Thursday, September 6, 2018 in Vancouver.

The Meeting will be held at Suite 1700, 1055 West Hastings Street, Vancouver, BC, V6E 2E9, on Thursday, September 6, 2018 at 9:00 a.m. (Pacific Time), for the following purposes:

  to receive the audited financial statements of the Company for the fiscal year ended March 31, 2018;

  to determine the number of directors and elect directors for the ensuing year;

  to elect the directors of the Company to hold office until the next annual meeting of shareholders;

  to appoint Davidson & Company LLP as the Company’s auditor for the fiscal year ending March 31, 2019 and to authorize the Board of Directors to fix the remuneration to be paid to the auditor;

  to discuss and provide to shareholders information relating to any updates on:

  a.  acquisitions; or

  b.  joint ventures; and

  to transact such other business as may be properly brought before the Meeting or any adjournment thereof.

The Board of Directors has fixed July 25, 2018 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting and at any adjournment or postponement thereof. Each registered shareholder at the close of business on that date is entitled to receive notice and to vote at the Meeting in the circumstances set out in the accompanying Information Circular.

To review the Notice of Meeting and Information Circular, please visit ir.trueleaf.com.

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of the Company’s cannabis cultivation facility being built in Lumby, British Columbia. The facility is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The Company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 2,000 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.